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                                                                   EXHIBIT 11.0



                                MICROCOM, INC.

                      CALCULATION OF NET INCOME PER SHARE
                 FOR THE QUARTERS ENDED JUNE 30, 1995 AND 1994


                                  (Unaudited)

(In thousands, except per share amounts)
                                                                          1995       1994
                                                                          ----       ----
Net income...........................................................   $ 2,115     $ 1,176
                                                                        =======     =======
Reconciliation of average number of shares outstanding to the amount used in net income per share computation:
  Weighted average number of shares outstanding......................    11,549      10,576
  Assumed exercise of stock options..................................     1,159         590
                                                                        -------     -------
  Weighted average number of shares outstanding, as adjusted.........    12,708      11,166
                                                                        =======     =======

Net income per share.................................................   $   .17     $   .11
                                                                        =======     =======
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